Contact:
Dan A. Chila, EVP and Chief Financial Officer
(856) 691-7700

                                SUN BANCORP, INC.
                    COMPLETES PUBLIC OFFERING OF COMMON STOCK

VINELAND, NJ, December 22, 2003 -- Sun Bancorp, Inc. (NASDAQ: SNBC) today announced that on December 17, 2003, it completed the public offering of 1,495,000 shares of common stock at an offering price of $21.75 per share including 195,000 shares sold pursuant to the exercise of the underwriters' overallotment option. Sandler O'Neill & Partners, L. P., was the offering's lead manager and RBC Capital Markets and Janney Montgomery Scott LLC were the offering's co-managers.

         Sun Bancorp, Inc. is a multi-state bank holding company headquartered in Vineland, New Jersey. Its banking subsidiary, Sun National Bank, provides a wide variety of community banking services through 78 Community Banking Centers in Southern and Central New Jersey, in the contiguous New Castle County market in Delaware, and in Philadelphia, Pennsylvania. The deposits of Sun National Bank are insured up to the legal maximum by the Federal Deposit Insurance
Corporation. Shares of Sun Bancorp, Inc. common stock trade on the Nasdaq National Stock Market under the symbol "SNBC". For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.
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              P.O. Box 849 o 226 Landis Avenue o Vineland, NJ 08360
                          o 856-691-7700 o Member FDIC